EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2008 on the financial statements of MDwerks, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended December 31, 2007 and 2006 herein in the registration statement of MDwerks, Inc., on Form S-1, SEC File No. 333-132296, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
July 16, 2008